Exhibit 99.1

FOR IMMEDIATE RELEASE

Benchmark Announces Appointment of Dr. Michael Slessor to its Board of Directors

TEMPE, AZ, October 7, 2025 –Benchmark Electronics, Inc. (NYSE: BHE), a global provider of engineering, design, and manufacturing services, today announced the appointment of Dr. Michael Slessor to its Board of Directors.

Dr. Slessor brings more than 25 years of experience in the semiconductor industry. He is currently the CEO of FormFactor, Inc. (NASDAQ: FORM), a market leader in advanced wafer test solutions, which he joined with FormFactor’s 2012 acquisition of MicroProbe where he also served as CEO. Previously he held leadership roles at KLA Corporation. Among Dr. Slessor’s notable accomplishments was FormFactor’s successful acquisition and integration of Cascade Microtech, which broadened the company’s product lineup and customer reach. He holds a Ph.D. in Aeronautics and Physics from the California Institute of Technology and a BASc in Engineering Physics from the University of British Columbia.

“Mike is an accomplished technology executive who brings over a decade of public company CEO experience to his independent Director role here at Benchmark. He also has over 25 years of experience in semiconductor production equipment, technology product development, and transformational business leadership,” said Jeff Benck, CEO of Benchmark. “I believe Mike’s technical background, strategic product marketing experience, and global business perspective will make him a great addition to Benchmark’s Board.”

“Mike’s appointment reflects our commitment to strategic leadership and innovation,” said David W. Scheible, Chairman of the Board. “His insight and experience will be instrumental in shaping Benchmark’s future and creating meaningful value for our shareholders and stakeholders.”

To learn more about Benchmark’s Board of Directors, please visit https://www.bench.com/board-of-directors.

About Benchmark Electronics, Inc.
Benchmark provides comprehensive solutions across the entire product lifecycle by leading through its innovative technology and engineering design services, leveraging its optimized global supply chain, and delivering world-class manufacturing services in the following industries: advanced computing and communications, aerospace and defense, industrial, medical, and semiconductor capital equipment. Benchmark’s global operations include facilities in seven countries and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Paul Mansky

Sr. Director of Investor Relations and Corporate Development

Email: paul.mansky@bench.com

Phone: 623-300-7052